Exhibit 99.1

News Release
For Immediate Release

Company Contact:
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304, X 23
Website: www.qrcp.net
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         Quest Resource Corporation Announces Additional Credit Facility
          And Potential Public Offering to Finance Pipeline Operations

OKLAHOMA CITY - (Business Wire) - June 14, 2006 - Quest Resource Corporation (NASDAQ NM: QRCP), the largest operating company in the Cherokee Basin, today announced that its total proved reserves as of April 1, 2006 were 187.6 Bcf, a 53.3 Bcf, or 40% increase, over 2005 year-end proved reserves. With the support of this increased reserve base, Quest entered into a six-year $75 million third lien credit facility with Guggenheim Corporate Funding, LLC, as administrative agent on June 9, 2006. The terms of the new credit facility are substantially the same as the Company's existing $100 million second lien credit facility, except that the maturity date is June 9, 2012 and the interest rate on the third lien term loan is LIBOR plus 8.50%. At the same time, Quest entered into an amendment to the second lien term loan to decrease the interest rate on that loan by 0.5% to LIBOR plus 5.50%. For additional information regarding the terms of the third lien term loan, please see Quest's Form 8-K filed with the Securities and Exchange Commission on June 14, 2006. With this new credit facility, Quest's total amount available to draw under its credit facilities is $275 million, of which $225 million is drawn. The current average interest rate on the drawn amount is 12.0%.

Quest also announced today that it is considering a public markets transaction for its 1,200-plus mile pipeline subsidiary Bluestem Pipeline LLC. Bluestem is a 100% Quest Resource owned subsidiary that owns 100% of the Company's natural gas gathering pipeline network. The Company would contribute 100% of Bluestem to Quest Resource Partners, L.P., a to-be-formed limited partnership. A wholly owned subsidiary of Quest would be the general partner of the partnership and Quest, or a subsidiary, would initially own all of the limited partnership interests in the partnership. The Company would then consider conducting an initial public offering of units of this newly formed limited partnership which is currently estimated to yield gross proceeds of approximately $100 million. The Company is still evaluating the proposed transaction and makes no assurances that such a transaction will take place. Further, this press release does not constitute an offer of any securities for sale.

About Quest Resources Corporation
---------------------------------

Quest Resource, based in Oklahoma City, is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,200 coal bed methane wells which produce into its own 1,200-plus mile gathering and transportation pipeline system, and uses its own fleet of completion equipment to support its aggressive drilling program. At year-end 2005, Quest had more than 1,700 locations in its drilling inventory. For more information, visit the Quest Resource's website at www.qrcp.net.

Forward-Looking Statements
--------------------------

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may


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differ materially due to a variety of factors, including without limitation: the condition of the capital markets in the United States, in general, and for master limited partnerships in particular, the ability of the Company to negotiate the necessary amendments to its credit facilities to permit the proposed transaction with respect to its pipeline network, tax considerations, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company's anticipated level of new well development and construction of related pipelines,
environmental   issues,   weather   conditions,   competition,   general  market
conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and
Exchange  Commission  at  www.qrcp.net  or  at  www.sec.gov.   By  making  these
forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

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